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Exhibit 99



NEW YORK--(BUSINESS WIRE)--May 5, 1999--TCI Music, Inc. (Nasdaq SmallCap: TUNE
- news; Nasdaq SmallCap: TUNEP-news) Wednesday announced that following the acquisition of PRIMESTAR by Hughes Electronics Corp. on April 28, 1999, DMX's digital music service was terminated from the programming provided to the former PRIMESTAR subscribers.

As a result PRIMESTAR subscribers will no longer receive the DMX music service. The company is in the process of analyzing its legal position and intends to pursue all legal remedies available to it. This action will have no effect on the company's residential and commercial subscribers who receive the DMX music service through their cable operator or directly from DMX.

The company's gross revenues from PRIMESTAR subscribers in fiscal 1998 were $3.76 million or approximately 4.45 percent of the company's gross revenues in fiscal 1998. At this time, the DMX music service is not included in the programming of any other DBS television programming distributor in the United States.

TCI Music is a diversified music entertainment company delivering audio and video music services to commercial and residential consumers via satellite, television, the Internet and other methods.

TCI Music is composed of DMX LLC (DMX(R)) which programs, markets and distributes the premium digital audio music service known as Digital Music Express(R), the Box Worldwide, Inc. (The Box), which programs and distributes the interactive music video television network The Box Music Network(R) and SonicNet(R), a leading Internet music network consisting of a group of music Web sites.

TCI Music is traded on the Nasdaq Small Cap Market through its Series A Common Stock and Series A Convertible Preferred Stock under the symbols TUNE and TUNEP, respectively.

CONTACT: TCI Music, Inc., New York
         Ralph Sorrentino, 212/387-7700